EXHIBIT 3.06
CERTIFICATE OF AMENDMENT
TO
NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREEN DOT CORPORATION
     Green Dot Corporation, a corporation organized existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that the following amendment to the corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the General Corporation Law:
     Section 3(b) of Article FOUR of the Ninth Amended and Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then effective applicable Conversion Price (i) upon the earliest to occur of (A) the closing of a firm commitment underwritten public offering underwritten by a nationally recognized investment bank approved by the Corporation and the holders of a majority of the then outstanding Preferred Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Class A Common Stock and/or Class B Common Stock to the public involving gross proceeds to the Corporation of at least $25,000,000 at a per share offering price of at least $2.48 (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and (B) the closing of the firm commitment underwritten public offering contemplated by and pursuant to that certain registration statement (Reg. No. 333-165081) under the Securities Act initially filed on February 26, 2010, covering the offer and sale of Class A Common Stock by the stockholders specified therein (the earliest to occur of clauses (A) and (B), a “Qualified Initial Public Offering”) or (ii) in the event the holders of a majority of the then-outstanding Shares of Preferred Stock on an as-converted to Class B Common Stock basis consent to such conversion; provided, however, that no shares of Series C Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock shall automatically be converted pursuant to such consent under clause (ii) hereof unless a majority of the then-outstanding shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, voting together as a separate class, also consent to such conversion.
     The first sentence of Section 4(a) of Article FOUR of the Ninth Amended and Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

Upon and following, but in no event prior to, a Qualified Initial Public Offering, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the registered owner thereof at any time upon written notice to the Corporation. Before any registered owner of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such registered owner shall deliver an instruction, duly signed and authenticated as provided for in the bylaws of the Corporation, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation.
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this___day of July 2010 and the foregoing facts stated herein are true and correct.

GREEN DOT CORPORATION
By:
Steven W. Streit,
President and Chief Executive Officer